1 AMENDMENT TO CUSTODIAN AGREEMENT THIS AMENDMENT TO THE CUSTODIAN AGREEMENT (this “Amendment”) is made as of November 4, 2024 (the “Effective Date”) by and between BROWN BROTHERS HARRIMAN & CO., (“BBH” or the “Custodian”), and GLOBAL X MANAGEMENT COMPANY LLC (“GXMC”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. WHEREAS, pursuant to a Custodian Agreement between GXMC and BBH, dated October 20, 2008, as amended (the “Agreement”), BBH has been appointed as custodian for the Global X Funds (the “Trust”) in accordance with the terms and conditions set forth in the Agreement; WHEREAS, GXMC serves as investment advisor and administrator to the Trust, and in such capacity has been authorized to engage third parties to provide certain services to the Trust and its series (each a “Fund” and collectively, the “Funds”); and WHEREAS, in accordance with Section 13.4 of the Agreement, BBH and GXMC desire to amend the Agreement as set forth herein; NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, each of BBH and GXMC hereby agree as follows: 1. BBH and GXMC agree that the following funds are added to Schedule A, attached hereto: Global X U.S. Electrification ETF 2. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof. 3. This Amendment together with the Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions. 4. This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. 5. This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

2 IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to the Agreement effective as of the date first above written. BROWN BROTHERS HARRIMAN & CO. GLOBAL X MANAGEMENT COMPANY LLC By: __________________________________ Name: Elizabeth E. Prickett Title: Principal Date: November 4, 2024 By: __________________________________ Name: Title: Date: Alex Ashby COO 11/6/2024

EXECUTION COPY 3 SCHEDULE A TO THE CUSTODIAN AGREEMENT BETWEEN GLOBAL X MANAGEMENT COMPANY, LLC and BROWN BROTHERS HARRIMAN & CO. Dated as of October 20, 2008 Updated November 4, 2024 The following is a list of Funds/series for which BBH shall serve under the Agreement: Global X Adaptive U.S. Factor ETF Global X Adaptive U.S. Risk Management ETF Global X Alternative Income ETF Global X Bitcoin Trend Strategy ETF Global X Cloud Computing ETF Global X Conscious Companies ETF Global X Dow 30 Covered Call ETF Global X Guru® Index ETF Global X Millennial Consumer ETF Global X MLP & Energy Infrastructure ETF Global X MLP & Energy Infrastructure Covered Call ETF Global X MLP ETF Global X NASDAQ 100 Collar 95 110 ETF Global X Nasdaq 100 Covered Call ETF Global X Russell 2000 ETF Global X Russell 2000 Covered Call ETF Global X S&P 500 Collar 95 110 ETF Global X S&P 500 Covered Call ETF Global X S&P 500® Quality Dividend ETF Global X S&P 500® Catholic Values ETF Global X SuperIncome™ Preferred ETF Global X Telemedicine & Digital Health ETF Global X U.S. Electrification ETF Global X U.S. Infrastructure Development ETF Global X U.S. Preferred ETF Global X Variable Rate Preferred ETF